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                                                                    EXHIBIT 10.4


                                PROMISSORY NOTE

$12,273,650.11                                               September 2, 2001


      1. Principal and Interest. MMC Technology, Inc. (the "Company"), a California corporation, for value received, hereby promises to pay to the order of Hynix Semiconductor America Inc. ("Payee") in lawful money of the United States at the principal office of the Company, the principal sum of Twelve Million Two Hundred Seventy Three Thousand Six Hundred Fifty Dollars and Eleven Cents ($12,273,650.11), payable as follows:

      (a) a principal amount of Five Million Dollars ($5,000,000.00) at the closing of the transactions contemplated in the Agreement and Plan of Reorganization dated as of August 17, 2001 to which the Company and the Payee are each a party (the "Closing"); and

      (b) following payment of the amount in Section 1(a), the outstanding principal balance hereunder in the amount of Seven Million Two Hundred Seventy Three Thousand Six Hundred Fifty Dollars and Eleven Cents ($7,273,650.11), on or before March 31, 2002; provided, however, that in the event that the principal amount set forth in this Section 1(b) is not paid in full on or before March 31, 2002, such unpaid principal amount shall thereafter accrue interest at a rate per annum equal to nine percent (9%) and all accrued and unpaid interest shall be due and payable on demand by Payee. Except as expressly set forth in this Section 1(b), this Promissory Note shall not bear any interest.

      2. Attorneys' Fees. If the indebtedness represented by this Note or any part thereof is the subject of an action in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, Company agrees to pay, in addition to the due and unpaid principal and interest payable hereunder, reasonable and documented attorneys' fees and reasonable and documented costs incurred by Payee.

      3. Prepayment. The indebtedness represented by this Note may be pre-paid by the Company at any time without penalty or any other charge or assessment.

      4. Acceleration. The indebtedness represented by this Note shall become immediately due and payable if (i) the Company commences any proceeding in bankruptcy or for dissolution, liquidation, winding-up, or other relief under state or federal bankruptcy laws; or (ii) such proceedings are commenced against the Company, or a receiver or trustee is appointed for the Company or a substantial part of its property, and such proceeding or appointment is not dismissed or discharged within 60 days after its commencement.

      5. Waivers. Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of Payee in exercising any right hereunder shall operate as a waiver of such right or any other right. This Note is being delivered in and shall be construed in accordance with the laws of the State of California, without regard to the conflicts of laws provisions hereof.


                                          MMC Technology, Inc.


                                          By:  /s/ TAJ GUILAMANI
                                             ----------------------------
                                          Its:  Taj Guilamani
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                                                  VP Fin